Exhibit 10.16
RESTATED
BENEFIT EQUALIZATION PLAN
OF
ZIMMER HOLDINGS, INC. AND ITS SUBSIDIARY OR
AFFILIATED CORPORATIONS PARTICIPATING IN THE
ZIMMER HOLDINGS, INC. SAVINGS AND INVESTMENT PROGRAM
(Restated as of January 1, 2005)
INTRODUCTION
          This Restated Benefit Equalization Plan of Zimmer Holdings, Inc. and its Subsidiary or Affiliated Corporations Participating in the Zimmer Holdings, Inc. Savings and Investment Program, originally effective as of August 6, 2001 and restated, effective January 1, 2005, was established to allow eligible executives of the Company to defer receipt of portions of their base salary. The Plan is unfunded and is maintained by Zimmer primarily for the purpose of providing deferred compensation for a select group of management or highly-compensated employees.
          The terms of this restated Plan shall govern and only apply to amounts deferred or vested on or after January 1, 2005. Any amounts deferred and vested prior to January 1, 2005, as adjusted for earnings and losses, shall be deemed “grandfathered,” and subject to the terms of the Plan in effect on October 3, 2004.
ARTICLE 1.
DEFINITIONS
1.1.	“Account” shall mean the bookkeeping account maintained for each Participant to record his Salary Deferrals under this Plan, and the amount of any Employer Contributions, as adjusted pursuant to Article 5.

1.2.	“Administrator” shall mean the Committee.

1.3.	“Affiliated Company” shall mean any company or corporation directly or indirectly controlled by Zimmer.

1.4.	“Board” shall mean the board of directors of Zimmer Holdings, Inc.

1.5.	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.6.	“Committee” shall mean the Benefits Committee of Zimmer Holdings, Inc.

1.7.	“Company” shall mean Zimmer and its Affiliated Companies.

1.8.	“Compensation” shall mean the base compensation payable to an Eligible Executive, including any amount deferred under this Plan, the Program or any cafeteria plan subject to Section 125 of the Code.

1.9.	“Effective Date” shall mean, for this restatement, January 1, 2005, or, with respect to the Eligible Executives of a company or corporation that adopts the Plan, the date such company or corporation becomes a Participating Company.

1.10.	“Eligible Executive” shall mean an employee of a Participating Company whose Compensation will exceed the limit imposed by Code Section 401(a)(17) in a Plan Year.

1.11.	“Employment Termination” shall mean, with respect to a Participant, the termination of the Participant’s employment for any reason by the Company, provided, however, that no event shall constitute an “Employment Termination” under this Plan if it does not constitute a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i).

1.12.	“Employer Contribution” means the amount credited to a Participant’s Account under Article 4.

1.13.	“Participant” shall mean, except as otherwise provided in Article 2, each Eligible Executive who has executed a Salary Deferral Agreement as described in Section 2.1, or is eligible for an Employer Contribution under Article 4. An Eligible Executive may not become a Participant in the Plan before January 1st of the year immediately following the year he becomes an Eligible Executive.

1.14.	“Participating Company” shall mean Zimmer and any company or corporation directly or indirectly controlled by Zimmer that the Board designates for participation in the Plan in accordance with Section 8.5(b).

1.15.	“Plan” shall mean the Restated Benefit Equalization Plan of Zimmer Holdings, Inc. and its Subsidiary or Affiliated Corporations Participating in the Zimmer Holdings, Inc. Savings and Investment Program, as amended from time to time.

1.16.	“Plan Year” shall mean the calendar year.

1.17.	“Program” shall mean the Zimmer Holdings, Inc. Savings and Investment Program or the Zimmer Puerto Rico Savings and Investment Program, as applicable.

1.18.	“Salary Deferral” shall mean the amounts credited to a Participant’s Account under Section 3.3.

1.19.	“Salary Deferral Agreement” shall mean a completed agreement between an Eligible Executive and a Participating Company of which he is an employee under which the Eligible Executive agrees to make Salary Deferrals under the

Plan in accordance with the salary deferral program described in Article 3. The Salary Deferral Agreement shall be on a form prescribed by the Administrator.

1.20.	“Section 409A Standards” shall have the meaning ascribed to that term in Section 8.7.

1.21.	“Unforeseeable Emergency” shall mean a severe financial hardship as defined in Section 6.3.

1.22.	“Valuation Date” shall mean each business day on which the securities markets in the United States are open for trading.

1.23.	“Zimmer” means Zimmer Holdings, Inc.
ARTICLE 2.
PARTICIPATION AND SALARY DEFERRAL AGREEMENTS
2.1.	In General.
(a)	An Eligible Executive shall become a Participant as of the date he files his initial Salary Deferral Agreement with the Administrator, or becomes eligible for an Employer Contribution under Section 4.2. However, such Salary Deferral Agreement shall be effective for purposes of making Salary Deferrals only as provided in Article 3.

(b)	A Salary Deferral Agreement shall be in writing and properly completed on a form approved by the Administrator, which shall be the sole judge of the proper completion thereof. Except as provided in Section 3, such Agreement shall provide for the deferral of Salary Deferrals, and may include such other provisions as the Administrator deems appropriate. A Salary Deferral Agreement “election” shall not be revoked or modified except pursuant to Section 2.2 or Section 6.3.

(c)	As a condition of participation the Administrator may require such other information as it deems appropriate.
2.2.	Modification of Salary Deferral Agreement. A Participant may suspend his Salary Deferrals for a Plan Year prior to the beginning of that Plan Year or during a Plan Year on account of an Unforeseeable Emergency.

2.3.	Employment Termination: Re-employment.
(a)	A Participant’s Salary Deferrals shall cease upon a Participant’s Employment Termination.

(b)	Upon re-employment as an Eligible Executive, a former Participant may become a Participant again by executing a Salary Deferral Agreement under Section 2.1 for the next Plan Year.
ARTICLE 3.
SALARY DEFERRAL PROGRAM
3.1.	Filing Requirements.
(a)	An individual who becomes an Eligible Executive on or after the Effective Date may file a Salary Deferral Agreement with the Administrator, to be effective as of the first day of the next Plan Year, in such manner as the Administrator may prescribe.

(b)	An Eligible Executive who does not file a Salary Deferral Agreement with the Administrator as provided in Section 3.1(a) may file a Salary Deferral Agreement during the last month of any Plan Year, to be effective as of the first day of the next Plan Year.
3.2.	Salary Deferral Agreement. An Eligible Executive’s Salary Deferral Agreement shall authorize a reduction in his Compensation with respect to his Salary Deferrals under the Plan. The Salary Deferral Agreement shall be effective for and apply to pay periods on or after both (a) the later of (i) the Effective Date; or (ii) the first day of the next Plan Year, and (b) the date the Eligible Executive’s Compensation for the applicable Plan Year exceeds the limit set forth in Code Section 401(a)(17), as adjusted.

3.3.	Amount of Salary Deferrals. Effective as soon as practicable after each pay date following the effective date of an Eligible Executive’s Salary Deferral Agreement, his Accounts shall be credited with an amount of Salary Deferral, if any, for each pay period, as set forth in his Salary Deferral Agreement. Participants may elect to defer a whole percentage of their base salary ranging from 1% to 30%.

3.4.	Changing Salary Deferrals.
(a)	An Eligible Executive’s election on his Salary Deferral Agreement of the rate at which he authorizes Salary Deferrals under the Plan shall remain in effect in subsequent Plan Years unless he files with the Administrator an amendment to his Salary Deferral Agreement modifying or revoking such election. The amendment shall be filed by the last day of the Plan Year and shall be effective for pay periods on or after the first day of the next Plan Year.

(b)	Notwithstanding Section 3.4(a), an Eligible Executive may, in the event of an Unforeseeable Emergency, request a suspension of his Salary Deferrals under the Plan. The request shall be made in a time and manner determined by the Administrator, and shall be effective as of such date as the Administrator prescribes and throughout the remainder of that Plan Year. The Eligible Executive may apply to the Administrator to resume his Salary Deferrals for subsequent Plan Years.
ARTICLE 4.
EMPLOYER CONTRIBUTIONS
4.1.	Matching Contribution. A Participant’s Account shall be credited an Employer Contribution in an amount equal to the sum that would have been contributed on such Participant’s behalf as a matching contribution for such Plan Year to the Program had the amount of the Participant’s Salary Deferrals under this Plan instead been credited to the Program, and based upon his Compensation defined by this Plan.

4.2.	Fixed Contributions. A Participant’s Account shall also be credited with the amount of fixed contribution the Company would have made under the Program on behalf of the Participant, if any, for the Plan Year had the Participant’s Compensation for the Plan Year not been limited by Section 401(a)(17) of the Code.

4.3.	Vesting. Employer Contributions shall be vested in the same percentage as the Participant is vested under the Program.
ARTICLE 5.
MAINTENANCE OF ACCOUNTS
5.1.	Accounts Generally.
The Administrator shall credit Salary Deferrals and Employer Contributions to an Account, which shall be a bookkeeping entry, adjusted for earnings or losses, pursuant to Section 5.2.
5.2.	Adjustment of Account for Earnings/Losses.
(a)	As of each Valuation Date, a Participant’s Account shall be credited or debited with the amount of earnings or losses with which such Account would have been credited or debited, assuming it had been invested in one or more investment funds, or earned the rate of return of one or more indices of investment performance based on those funds offered under the Program, excluding the Zimmer stock fund, as amended from time to time, and elected by the Participant or former Participant, for purposes of measuring the investment performance of his Account.

(b)	The designation of any such investment funds or indices shall not require the Company to invest or earmark its general assets in any specific manner.

5.3.	Investment Performance Elections. Each Participant and, if applicable, former Participant, shall file an initial investment election with the Administrator with respect to the investment of his Account within such time period and on such written form or identity-secured internet or telephonic means as the Administrator may prescribe. The election shall designate the investment fund or funds or index or indices of investment performance which shall be used to measure the investment performance of the Participant’s Account.

5.4.	Changing Investment Elections. As of any Valuation Date, a Participant may change his election in Section 5.3 with respect to his future Salary Deferrals or may reallocate the current balance of his Account, thereby changing the investment fund or funds or index or indices of investment performance used to measure the future investment performance of his existing Account balance, by filing an appropriate written form or through identity-secured internet or telephonic means as approved by the Administrator from time to time.

5.5.	Individual Account Records. The Administrator shall maintain, or cause to be maintained, records showing the individual balances of each Participant’s Account. At least once a year, each Participant and, if applicable, former Participant shall be furnished with a statement setting forth the value of his Account.

5.6.	Default Investment. The Committee shall designate a default investment option for Participants who do not file investment elections under this Article 5.
ARTICLE 6.
PAYMENT OF BENEFITS
6.1.	Commencement of Payment.
(a)	The vested portion of a Participant’s Account shall be distributed on (or, in the case of installments, commencing on) the first business day of the first calendar month that begins six (6) months after the Participant’s Employment Termination.

(b)	With respect to any amounts credited to a Participant’s Account on or after January 1, 2009, the vested portion of the Account shall be distributed in a single lump sum payment.

(c)	With respect to any deferral that is subject to the Section 409A Standards and was credited to the Participant’s Account before January 1, 2009, the vested amount shall be distributed, in cash, either in a lump sum or in annual installments over a specified period, not to exceed fifteen (15) years, as elected by the Participant under the Salary Deferral Agreement. To be valid and effective, a Participant’s distribution election must either be a transition election made in accordance with the following sentence, or it must have been made prior to 2009 (in accordance with the

Section 409A Standards then in effect), and the Participant must retire from the Company on or after age fifty-five (55) with at least ten (10) years of service. Service shall include all service with the Company affiliates is included in definition of “Company” and acquired companies. If such an election has not been made or is not effective, the Participant’s Account shall be distributed in a lump sum.
6.2.	Reserved.
6.3.	Unforeseeable Emergency Withdrawal.
(a)	While employed by the Participating Companies, a Participant or former Participant may, in the event of an Unforeseeable Emergency, as defined below, request a withdrawal from his Account. The request shall be made in a time and manner determined by the Administrator, shall not be for a greater amount than the amount reasonably needed to satisfy the emergency need, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, and shall be subject to approval by the Administrator.

(b)	Unforeseeable Emergency shall be determined by the Administrator in its sole discretion, and shall mean severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or of a dependent (as defined in Section 152(a) of the Code), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may he relieved:
(i)	Through reimbursement or compensation by insurance or otherwise; or

(ii)	By liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship.
Examples of circumstances not considered to be Unforeseeable Emergencies include the need to pay college tuition or purchase a home. Any decision shall be made in accordance with Section 409A Standards.
6.4.	Designation of Beneficiary. A Participant or former Participant may, in a time and manner determined by the Administrator, designate a beneficiary and one or more contingent beneficiaries (which may include the Participant’s or former Participant’s estate) to receive any benefits which may be payable under this Plan upon his death. If the Participant or former Participant fails to designate a beneficiary or contingent beneficiary, or if the beneficiary and the contingent beneficiaries fail to survive the Participant or former Participant, such benefits shall be paid to the Participant’s or former Participant’s estate. A Participant or former Participant may revoke or change any designation made under this Section 6.4 in a time and manner determined by the Administrator.

6.5.	Status of Account Pending Distribution. Pending distribution, a former Participant’s Account shall continue to be credited with earnings and losses as provided in Section 5.2 The former Participant shall be entitled to change his investment elections under Section 5.3 or apply for hardship withdrawals under Section 6.3 to the same extent as if he were a Participant of the Plan.

6.6.	Installments and Withdrawals Pro-Rata. In the event of an Unforeseeable Emergency withdrawal, such payment or withdrawal shall be made on a pro-rata basis from the portions of the Participant’s or former Participant’s existing Account balance that are subject to different measures of investment performance.
ARTICLE 7.
AMENDMENT OR TERMINATION
7.1.	Right to Terminate. The Board may, in its sole discretion, terminate this Plan and the related Salary Deferral Agreements at any time. To the extent consistent with Section 8.7, each Participant, former Participant and beneficiary shall, in that event, receive a single lump sum payment equal to the balance of his Account. In that event, the single lump sum payment shall be made as soon as practicable following the date the Plan is terminated and shall be in lieu of any other benefit which may be payable to the Participant, former Participant or beneficiary under this Plan. To the extent such single lump sum payments would violate Section 8.7, those benefits shall be paid at the time and in the manner that they would have been paid had the Plan not terminated.

7.2.	Right to Amend. The Board may, in its sole discretion, amend this Plan and the related Salary Deferral Agreements on thirty (30) days’ prior notice to the Participants and, where applicable, former Participants. If any amendment to this Plan or to the Salary Deferral Agreements shall adversely affect the rights of a Participant or former Participant, such individual must consent in writing to such amendment prior to its effective date. Notwithstanding the foregoing, the change in any investment funds or investment index under Section 5.3 or Section 5.4 or the restriction of future Salary Deferrals under the salary deferral program shall not be deemed to adversely affect any Participant’s or former Participant’s rights.

7.3.	Uniform Action. Notwithstanding anything in the Plan to the contrary, any action to amend or terminate the Plan or the Salary Deferral Agreements must be taken in a uniform and nondiscriminatory manner.

ARTICLE 8.
GENERAL PROVISIONS
8.1.	No Funding. Nothing contained in this Plan or in a Salary Deferral Agreement shall cause this Plan to be a funded retirement plan. Neither a Participant, former Participant, his beneficiary, contingent beneficiaries, heirs or personal representatives shall have any right, title or interest in or to any funds of the Trust or the Company on account of this Plan or on account of having completed a Salary Deferral Agreement. The assets held in any Trust shall be subject to the claims of creditors of Zimmer. Each Participant or former Participant shall have the status of a general unsecured creditor of the Company, and this Plan constitutes a mere promise by the Company to make benefit payments in the future.

8.2.	No Contract of Employment. The existence of this Plan or of a Salary Deferral Agreement does not constitute a contract for continued employment between an Eligible Executive or a Participant and the Company. The Company reserves the right to modify an Eligible Executive’s or Participant’s remuneration and to terminate an Eligible Executive or a Participant for any reason and at any time, notwithstanding the existence of this Plan or of a Salary Deferral Agreement.

8.3.	Withholding Taxes. All payments under this Plan and all amounts credited to Accounts hereunder shall be net (unless withholdings are, with the Administrator’s consent, netted from other income) of an amount sufficient to satisfy any federal, state or local income and employment tax withholding requirements.

8.4.	Non-alienation. The right to receive any benefit under this Plan may not be transferred, assigned, pledged or encumbered by a Participant, former Participant, beneficiary or contingent beneficiary in any manner and any attempt to do so shall be void. No such benefit shall be subject to garnishment, attachment or other legal or equitable process without the prior written consent of the Company.

8.5.	Administration.
(a)	This Plan shall be administered by the Committee. Certain administrative functions, as set forth in the Plan, shall be the responsibility of the Administrator. The Committee shall interpret the Plan with discretionary authority, establish regulations to further the purposes of the Plan and take any other action necessary to the proper operation of the Plan in accordance with guidelines established by the Committee or, if there are no such guidelines, consistent with furthering the purpose of the Plan.

(b)	The Board, in its sole discretion and upon such terms as it may prescribe, may permit any company or corporation directly or indirectly controlled by Zimmer to participate in the Plan.

(c)	Prior to paying any benefit under this Plan, the Administrator or the Committee may require the Participant, former Participant, beneficiary or contingent beneficiary to provide such information or material as they, in their sole discretion, shall deem necessary for it to make any determination it may be required to make under this Plan. The Committee or Administrator may withhold payment of any benefit under this Plan until it receives all such information and material and is reasonably satisfied of its correctness and genuineness.

(d)	Subject to applicable law, any interpretation of the provisions of the Plan and any decision on any matter within the discretion of the Committee made by the Committee in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Committee shall make such adjustment on account thereof as the Committee considers equitable and practicable.

(e)	If a claim for benefits made by a Participant or his beneficiary is denied, the Administrator shall within ninety (90) days (or one hundred eighty (180) days if special circumstances require an extension of time) after the claim is made furnish the person making the claim with a written notice specifying the reasons for the denial. Such notice shall also refer to the pertinent Plan provisions on which the denial is based, describe any additional material or information necessary for properly completing the claim and explain why such material or information is necessary, and explain the Plan’s claim review procedures. If requested in writing, the Committee shall afford each claimant whose claim has been denied a full and fair review of the Administrator’s decision and, within sixty (60) days (one hundred twenty (120) days if special circumstances require additional time) of the request for reconsideration of the denied claim, the Committee shall notify the claimant in writing of the Committee’s final decision.
8.6.	Construction.
(a)	The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated employees and all rights hereunder shall, to the extent not preempted by federal law, be governed by and construed in accordance with the laws of the State of Indiana without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

(b)	The masculine pronoun shall mean the feminine wherever appropriate.

(c)	The captions in this Plan document are inserted as a matter of convenience and shall not affect the construction of the Plan.

8.7.	Code Section 409A Standards. This Plan, and all Salary Deferral Agreements pursuant to this Plan, shall be effected, interpreted, and applied in a manner consistent with the standards for nonqualified deferred compensation plans established by Code Section 409A and its interpretive regulations (the “Section 409A Standards”). To the extent that any terms of the Plan or a Salary Deferral Agreement would subject any Participant to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by the applicable Section 409A Standards. Although the Company intends to administer this Plan in accordance with Section 409A, the Company makes no guarantee of the tax consequences of participating in this Plan and shall not be liable for income tax, interest or penalties assessed against a Participant for any reason.
              Zimmer Holdings, Inc. has caused this Restated Benefit Equalization Plan of Zimmer Holdings, Inc. and its Subsidiary or Affiliated Corporations participating in the Zimmer Holdings, Inc. Savings and Investment Program to be signed by its duly authorized officers this 13th day of December, 2008.

By:	/s/ Renee P. Rogers
Renee P. Rogers
Vice President, Global Human Resources

By:	/s/ James T. Crines
James T. Crines
Executive Vice President, Finance and
Chief Financial Officer